Thank you for your recent interest in Micron (MSEV-OTCBB; NDD-Frankfurt Stock Exchange) (“Micron”).  As you can see Micron has many exciting things occurring, especially since the recently announced entry in an oil sands project in the Athabasca region of Alberta, Canada, which is the world's largest Oil Sands region.  Micron has also just announced that new drilling is now underway on the Texas prospect that has had 5 out of 5 successful wells drilled to date, and Micron is in the completion stage on a new gas well in Alberta. As it stands, Micron is one of if not the smallest market capitalized company with exposure to the Alberta Oil Sands.  This first project is located in the Athabasca Oil Sands, which is the single largest oil sands formation in the world.

This new Oil Sands Project is located just south of Fort McMurray, Alberta and is in close proximity to major oil sands projects by Devon, Encana, and Cononco Philips. At a recent presentation, Encana's COO stated that Encana's Christina Lake Prospect, which is within 15 miles of Micron's new prospect, could grow to produce 250,000 barrels per day. The closest Oil Sands Project adjacent to Micron’s new project is the Whitesands project that has stated reserves of 1.3 billion barrels of oil in place. Micron has also recently been listed on the Frankfurt Stock Exchange and management anticipates this to have a very positive effect on the company going forward. When you factor in the recent near all time highs on oil and gas prices, management feels Micron is poised for significant growth potential.

60 Minutes article on the Alberta Oil Sands http://www.cbsnews.com/stories/2006/01/20/60minutes/main1225184.shtml

ALBERTA OIL SANDS

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the US with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.

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